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                           PROSPECTUS SUPPLEMENT NO. 1
                        Filed Pursuant to Rule 424 (b)(3)
                       (To Prospectus dated May 25, 2001)
                           Registration No. 333-61662

                          -----------------------------

                             USA TECHNOLOGIES, INC.

                        17,497,840 shares of Common Stock

                          -----------------------------

         The first sentence under the "SELLING SHAREHOLDERS" section of the Prospectus is replaced with the following:

               Each of the selling shareholders listed below is the holder of our common stock or has the right to acquire the number of shares of common stock set forth opposite such selling shareholder's name.

         The table entitled "12% CONVERTIBLE SENIOR NOTES (2000)" appearing under the "SELLING SHAREHOLDERS" section of the Prospectus is amended to reflect the addition of Alex Consulting, Inc. In addition, the information set forth below for Adele H. Hepburn replaces the information set forth in the table contained in the Prospectus. Subsequent to the date of the Prospectus, Adele H. Hepburn transferred to Alex Consulting, Inc. her subscription agreement to receive up to 270,000 shares of common stock from us.


                                                            Beneficial Ownership
Selling Shareholder         Common Stock Offered Hereby        After Offering
-------------------         --------------------------      --------------------
                                                            Number       Percent
                                                            ------       -------
Alex Consulting, Inc.(14)          270,000                  30,000          *
Adele H. Hepburn (6)               226,400                 491,355        1.34%

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* Less than one percent (1%)

(6) Adele and Austin Hepburn are husband and wife. Adele Hepburn is the Director of Public Relations of USA.

(14) Alex Consulting, Inc. is a consultant to USA on public relations matters.


            The date of this Prospectus Supplement is July 16, 2001.